BURLINGTON RESOURCES INC.

2005 DEFERRED COMPENSATION PLAN

Effective January 1, 2005

BURLINGTON RESOURCES INC.

2005 DEFERRED COMPENSATION PLAN

-i-

BURLINGTON RESOURCES INC.
2005 DEFERRED COMPENSATION PLAN

ARTICLE 1
ESTABLISHMENT AND PURPOSE
1.1  Establishment. Burlington Resources Inc. hereby establishes the Burlington Resources Inc. 2005 Deferred Compensation Plan (“Plan”) effective as of January 1, 2005.
1.2  Purpose. The purpose of this Plan is to permit key employees of the Employer to defer all or part of their base salary and to provide a vehicle for deferrals of compensation under other plans of the Employer, in order for the Employer to attract and retain key employees.
ARTICLE 2
DEFINITIONS
For purposes of the Plan, the following terms shall have the meanings indicated:
2.1  Account means a Memorandum Account as defined in Section 5.3.
2.2  Base Salary means the Participant’s base salary being paid by the Employer for the applicable calendar year or partial calendar year, exclusive of bonuses and all other items of compensation for the calendar year.
2.3  Beneficiary means the person(s) designated by a Participant, on a form provided by the Plan Administrator and filed with the Company’s Human Resources Department, to receive benefits from the Plan in the event of his or her death. A Participant may change his or her beneficiary designation at any time. If no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, his or her estate.
2.4  Board means the Board of Directors of the Company.
2.5  Code means the Internal Revenue Code of 1986, as amended.
2.6  Common Stock means the common stock, par value $.01 per share, of the Company (except as otherwise provided in Section 5.10).
2.7  Company means Burlington Resources Inc., a Delaware corporation.
2.8  Company Stock Account means a notional subaccount of an Account credited with Phantom Stock, as provided in Section 5.4.
2.9  Designated Election Date means, with respect to a calendar year, such date during the preceding calendar year (but in no event later than December 31 of such preceding calendar year) as the Plan Administrator may in its sole discretion designate.
2.10  Disability means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s Employer.

2.11  Employer means the Company and its subsidiaries.
2.12  Exchange Act means the Securities Exchange Act of 1934, as amended.
2.13  Fair Market Value means, as applied to a specific date, the mean between the highest and lowest quoted selling prices at which Common Stock of the Company was sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal on such date or, if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded.
2.14  Interest Account means a notional subaccount of an Account credited with interest, as provided in Section 5.4.
2.15  Other Plan means any plan of the Employer other than this Plan under which any compensation described in such other plan may be deferred pursuant to an election under this Plan.
2.16  Participant means each employee who participates in the Plan in accordance with Article 4.
2.17  Phantom Stock means a phantom or notional share of Common Stock. A Participant shall not possess any rights of a stockholder of the Company with respect to a share of Phantom Stock, including, without limitation, rights concerning voting and dividends. A share of Phantom Stock shall be payable solely in cash under the Plan.
2.18  Plan means the Burlington Resources Inc. 2005 Deferred Compensation Plan either in its present form or as amended from time to time.

2.19  Plan Administrator means the Compensation Committee of the Board.
2.20  S&P Account means a notional subaccount of an Account credited with units in a Standard & Poor’s 500 Composite Stock Price Index fund or in a mutual fund selected by the Plan Administrator that tracks such index, as provided in Section 5.4.
2.21  Section 16(b) means Section 16(b) of the Exchange Act, and all rules promulgated thereunder.
2.22  Specified Employee means a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and regulations and guidance thereunder.
2.23  Termination means a Participant’s separation from service with the Employer, including by reason of death, retirement or Disability.

ARTICLE 3
ADMINISTRATION
3.1  Plan Administrator. The Plan shall be administered by the Plan Administrator who has the responsibilities and duties assigned to it herein. With respect to any actions affecting compliance with Section 16(b), the Plan Administrator shall be constituted at all times solely of non-employee directors as defined in the rules promulgated under Section 16(b) so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act. The Plan Administrator shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration, select eligible Participants, determine a Participant’s (or Beneficiary’s) right to a payment and the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan.

All actions and decisions of the Plan Administrator shall be final and binding upon all Participants and Beneficiaries. No member of the Plan Administrator shall vote on any matter that pertains solely to himself or herself.

ARTICLE 4
PARTICIPANTS
4.1  Participants. The Plan Administrator shall determine and designate the executives and other key employees of the Employer who are eligible to defer Base Salary under the Plan (the “Participants”). In addition, persons who defer compensation described in any Other Plan pursuant to an election under this Plan shall be considered Participants. Directors of the Company who are full-time executives of the Company shall be eligible to participate in the Plan. Each Participant must be a member of “a select group of management or highly compensated employees,” as those terms are defined in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 5
BENEFITS
5.1  Deferrals Elections. On or before the Designated Election Date with respect to any calendar year (or, with respect to an employee who first becomes a Participant during a calendar year, on or before the date on which he or she becomes a Participant), each Participant may elect to have the payment of all or a portion of his or her Base Salary for that calendar year (or, if later, so much of the calendar year as commences on the day following the date on which the employee becomes a Participant) deferred until his or her Termination. The election shall be irrevocable (except as provided in Section 5.9) and shall be made on a form prescribed by the Plan Administrator which shall govern the amount deferred, the form of its payment pursuant to Section 5.7 following the Participant’s Termination, and (except as provided in Section 5.4 and 5.5) the investment of the Participant’s Memorandum Account for such deferral period pending its payment. A Participant’s deferral election shall apply only to Base Salary earned during that calendar year or partial calendar year, as the case may be. If a Participant has not made a deferral election, the Base Salary payable to him or her for that calendar year shall be paid in accordance with the Employer’s normal payroll practices.
5.2  Deferrals Under Other Plans. Any Other Plan of the Employer may provide for the deferral of compensation described in such Other Plan pursuant to an election under this Plan. If such Other Plan so provides, any deferrals of compensation under that Other Plan shall be made pursuant to an election under this Plan which is made on a form prescribed by the Plan Administrator, and the election with respect to the compensation under that Other Plan for any calendar year shall be made on or before the date established by the Plan Administrator which shall be no later than the date prescribed for an initial election pursuant to Section 409A(a)(4)(B) of the Code and any regulations, guidance and transitional rules thereunder. Amounts described in such Other Plan that are deferred under this Plan shall be deferred until the Participant’s Termination. The Participant’s election under this Section 5.2 shall be irrevocable (except as provided in Section 5.9) and shall govern the amount deferred (if applicable), the form of its payment pursuant to Section 5.7 following the Participant’s Termination, and (except as provided in Section 5.4 and 5.5) the investment of the Participant’s Memorandum Account for such deferral period pending its payment.

5.3  Memorandum Accounts. Each calendar year the Company shall establish a ledger or notional account (the “Memorandum Account”) for each Participant whose compensation is deferred under the Plan or an Other Plan for that calendar year for the purpose of reflecting the Company’s obligation to pay the deferred compensation for such calendar year as specified pursuant to Section 5.7; provided, however, that all Memorandum Accounts established for a Participant that are to be paid in the same manner, e.g., a lump sum, 5 annual installments or 10 annual installments, may be combined into a single Memorandum Account.
5.4  Investment of Accounts. Except as provided below, each Account shall accrue interest on the deferred compensation credited to such Account from the date such compensation is credited to the Account through the date of its distribution (the “Interest Account”). Such interest shall be credited to the Interest Account as of such valuation dates as shall be determined by the Plan Administrator. The Plan Administrator shall determine, in its sole discretion, the valuation date for valuing each Participant’s Account(s) and the rate of interest to be used in making credits to the Interest Account; provided, however, that in no event may the interest rate be less than the Moody’s Long-Term Corporate Bond Yield Average (as it may be adjusted from time to time); and provided, further, that the Plan may not be amended to reduce or eliminate this minimum rate of interest.
In lieu of investing in the Interest Account, a Participant may elect that all or a specified percentage of his or her deferred compensation be invested in Phantom Stock (the “Company Stock Account”), in the S&P Account, or in any combination of the Interest Account, the Company Stock Account and/or S&P Account. If the Participant so elects, the Plan Administrator shall establish a separate notional subaccount(s) for such Participant under his or her Account, which shall be credited (i) with respect to the Company Stock Accounts, with whole and fractional shares of Phantom Stock periodically as of the dates of the credits to the Company Stock Account, and with phantom (notional) dividends with respect to the Phantom Stock, which shall be credited as being reinvested in additional shares of Phantom Stock and (ii) with respect to the S&P Account, with whole and fractional units in the S&P Account periodically as of the dates of the credits to the S&P Account and with any notional distributions on such units, which shall be credited as being reinvested in additional units. All credit and debits to the Company Stock Account shall be made based on the Fair Market Value per share of the Common Stock on the applicable date.
5.5  Changes in Investment Elections. Each Participant who has an Account under the Plan may elect that all or a specified percentage of his or her Account balances as of any date be reinvested in the Interest Account, Company Stock Account and/or S&P Account in such proportions as elected by the Participant. This election shall be in such form as the Plan Administrator shall establish and shall comply with all requirements of Section 16(b), to the extent applicable.
5.6  Section 16(b) Rules. Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may amend the Plan in any manner it deems appropriate (including retroactively) to ensure compliance with Section 16(b).
5.7  Payment of Accounts. Upon a Participant’s Termination, the Company shall pay to such Participant (or to his or her Beneficiary in the case of the Participant’s death) in cash the balance credited to his or her affected Account(s) as follows:
(a)	a lump sum payment; or

(b)	in 5 consecutive substantially equal annual installments; or

(c)	in 10 consecutive substantially equal annual installments,

whichever form of payment has been elected by the Participant. If distributions are to be made in substantially equal annual installments, the amount of each installment payment shall be determined by dividing (i) the amount credited to the portion of the Participant’s Account to be paid in that form determined as of the valuation date before the applicable installment payment by (ii) the number of installment payments (including the applicable installment payment) remaining to be paid. Payment of Accounts shall commence or be made in the month following the month in which the Participant’s Termination occurs; provided, however, that in the case of a Participant who the Plan Administrator determines is or may be a Specified Employee and who becomes entitled to payment by reason of his or her Termination, no distribution may be made by reason of the Participant’s Termination before the date which is 6 months after the date of such Participant’s separation from service with the Employer (or, if earlier, the date of the Participant’s death). The determination by the Plan Administrator that a Participant is or may be a Specified Employee shall be conclusive and binding. In the case of distribution to a Participant in installments, payment will be made on a pro rata basis from each of the Participant’s Accounts.
5.8  Acceleration of Payments. Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may accelerate the payment of all or part of the unpaid balance of a Participant’s Account(s) at the request of the Participant upon its determination that the Participant has incurred an unforeseeable emergency. For this purpose, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution may be made on account of an unforeseeable emergency only if the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
5.9  Election of Form of Payment under Transition Rules. The Plan Administrator may allow Participants to make an election or to change their election as to the form of payment pursuant to Section 5.7 during an election period prescribed by the Plan Administrator to the extent permitted under transition rules prescribed by the U.S. Treasury Department under Section 409A of the Code.
5.10  Conversion of Company Stock Account. At the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among the Company, ConocoPhillips and Cello Acquisition Corp., the Phantom Stock held in the Company Stock Account shall be converted in accordance with said Agreement and Plan of Merger into phantom shares of common stock of ConocoPhillips, and thereafter the term “Common Stock” for purposes of this Plan shall mean common stock of ConocoPhillips.

ARTICLE 6
GENERAL PROVISIONS
6.1  Unfunded Obligation. The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including trust investments, which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or notional accounts shall not create or constitute a trust or a fiduciary relationship between the Plan Administrator or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants (and Beneficiaries) shall have no claim against the Company for any changes in the value of any Accounts and shall be general unsecured creditors of the Company with respect to any payment due under this Plan.
6.2  Incapacity of Participant or Beneficiary. If the Plan Administrator finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative), at the discretion of the Plan Administrator, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Plan Administrator has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

6.3  Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.
6.4  No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Employer, nor interfere in any way with the right of the Employer to terminate the employment of such Participant at any time without assigning any reason therefor.
6.5  Withholding Taxes. Appropriate taxes shall be withheld from the Participant’s compensation with respect to all deferrals made under the Plan and from all payments made to Participants and Beneficiaries pursuant to the Plan.
6.6  Termination and Amendment. Subject to the limitation set forth in the third sentence of Section 5.4, the Plan Administrator may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Plan Administrator may reinstate any or all of its provisions. Except as otherwise provided in Section 5.6 or 6.8, no amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination.
6.7  Compliance with Securities Laws. It is the intention of the Company that, so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, this Plan shall be operated in compliance with 16(b) and, if any Plan provision or transaction is found not to comply with Section 16(b), that provision or transaction, as the case may be, shall be deemed null and void ab initio. Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to Section 16(b) without so restricting, limiting or conditioning the Plan with respect to other Participants.
6.8  Compliance with Code Section 409A. It is intended that this Plan comply with Section 409A of the Code and any regulations, guidance and transitional rules issued thereunder, and the Plan shall be interpreted and operated consistently with that intent. If the Plan Administrator shall determine, following the issuance of final regulations, that any provisions of this Plan do not comply with the requirements of Section 409A of the Code, the Plan Administrator shall amend the Plan in any respect it deems necessary (including retroactively) in order to preserve compliance with said Section 409A; provided, however, that any such amendment affecting amounts previously deferred under the Plan shall be made in a manner that preserves the economic value of such deferred amounts to the Participant.
6.9  Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Texas.